FOR IMMEDIATE RELEASE

August 9, 2007

Contact: Rosemarie Faccone

    or Susan Jordan

    732-577-9997

UMH PROPERTIES, INC. REPORTS SIX-MONTH EARNINGS

FREEHOLD, NJ, August 9, 2007........UMH Properties, Inc. (AMEX:UMH) reported net income of $1,928,000 or $0.18 for the three months ended June 30, 2007, as compared to $1,218,000 or $0.12 for the three months ended June 30, 2006, and $2,766,000 or $0.27 a share for the six months ended June 30, 2007, as compared to $3,358,000 or $0.34 a share for the six months ended June 30, 2006.

A summary of significant financial information for the three months and six months ended June 30, 2007 and 2006 is as follows:

   For the Three Months Ended

	6/30/07	6/30/06

Total Revenues	$11,351,000	$10,344,000
Total Expenses	$9,457,000	$9,169,000
Net Income	$1,928,000	$1,218,000
Net Income per Share	$.18	$.12
FFO (1)	$2,782,000	$2,033,000
FFO per Share (1)	$.27	$.20
Weighted Average Shares Outstanding	10,491,000	10,063,000

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  For the Six Months Ended

	6/30/07	6/30/06

Total Revenues	$20,151,000	$19,856,000
Total Expenses	$17,452,000	$16,557,000
Net Income	$2,766,000	$3,358,000
Net Income per Share	$.27	$.34
FFO (1)	$4,475,000	$4,982,000
FFO per Share (1)	$.43	$.50
Weighted Average Shares Outstanding	10,428,000	9,979,000

(1)  Non-GAAP Information:  Funds from Operations (FFO) is defined as net income excluding gains (or losses) from sales of depreciable assets, plus depreciation.  FFO per share is defined as FFO divided by the weighted average shares outstanding.  FFO and FFO per share should be considered as supplemental measures of operating performance used by real estate investment trust (REITs).  FFO and FFO per share exclude historical cost depreciation as an expense and may facilitate the comparison of REITs which have different cost bases.  The items excluded from FFO and FFO per share are significant components in understanding and assessing the Company’s financial performance.  FFO and FFO per share (1) do not represent cash flow from operations as defined by generally accepted accounting principles; (2) should not be considered as alternatives to net income or net income per share as measures of operating performance or to cash flows from operating, investing and financing activities; and (3) are not alternatives to cash flow as a measure of liquidity.  FFO and FFO per share, as calculated by the Company, may not be comparable to similarly entitled measures reported by other REITs.

The Company’s FFO for the three and six months ended June 30, 2007 and 2006 is calculated as follows:

	Three Months		Six Months
	6/30/07	6/30/06	6/30/07	6/30/06

Net Income	$1,928,000	$1,218,000	$2,766,000	$3,358,000
(Gain) Loss on Sales of Depreciable Assets	(35,000)	(43,000)	(67,000)	(59,000)
Depreciation Expense	889,000	858,000	1,776,000	1,683,000

FFO	$2,782,000	$2,033,000	$4,475,000	$4,982,000

The following are the cash flows provided (used) by operating, investing and financing activities for the six months ended June 30, 2007 and 2006:

	6/30/07	6/30/06

Operating Activities	($1,060,000)	$3,352,000
Investing Activities	(1,811,000)	(2,764,000)
Financing Activities	2,331,000	(3,369,000)

Samuel A. Landy, President, stated, “Income and expense from our securities portfolio, our derivative position, our interest rate swaps and our home sales are volatile.  Over the past few years, we have been hurt by the surge in the conventional housing market.  Occupancy decreased from 84% at June 30, 2006 to 82% at June 30, 2007.  We view the recent downturn in conventional housing and sub-prime lending as leading indicators that demand for affordable housing will return to historic levels.  Although we have seen signs that occupancy is increasing, we are disappointed that we have not seen a quicker return to affordability.  We are experiencing increased demand in the rental market and are in the process of meeting that demand.  Several of our communities are currently under expansion, which should be completed in 2007.  UMH has substantial cash and borrowing power available should further opportunities arise.”

UMH Properties, Inc., a publicly-owned real estate investment trust, owns and operates twenty-eight manufactured home communities located in New Jersey, New York, Pennsylvania, Ohio and Tennessee.   In addition, the Company owns a portfolio of REIT securities.

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